Exhibit 2.1

AMENDMENT NO. 1 TO
BUSINESS COMBINATION AGREEMENT

THIS AMENDMENT NO. 1 TO THE BUSINESS COMBINATION AGREEMENT (this “Amendment”) is made and entered into as of September 14, 2026, by and among:

A.           XCF Global, Inc., a Delaware corporation (the “Company”);

B.           DevvStream Corp., an Alberta corporation (“DevvStream”);

C.           Southern Energy Renewables Inc., a Louisiana corporation (“Southern”);

D.          Southern Merger Sub Inc., a Delaware corporation and a newly-formed wholly-owned subsidiary of the Company (“Southern Merger Sub”);

E.      DevvStream Merger Sub Inc., a Delaware corporation and a newly-formed wholly-owned subsidiary of the Company (“DevvStream Merger Sub”);

F.           EEME Energy SPV I LLC, a Delaware limited liability company (“EEME”), solely for purposes of Section 4.2, Section 5.3 and Article VI of this Amendment; and

G.         GL PART SPV I, LLC, a Delaware limited liability company (“GL”), solely for purposes of Section 4.2, Section 5.1, Section 5.2, Section 5.3 and Article VI of this Amendment.

The Company, DevvStream, Southern, Southern Merger Sub and DevvStream Merger Sub are sometimes referred to herein individually as a “Party” and, collectively, as the “Parties.” Each of EEME and GL is a signatory to this Amendment solely for the limited purposes set forth herein with respect to it, and shall have no rights or obligations under this Amendment, the Agreement or any Ancillary Document other than as expressly set forth in the Sections applicable to it; provided, that (a) solely for purposes of Section 4.2, Section 5.3 and Article VI, references herein to a “Party” or the “Parties” shall be deemed to include EEME, and (b) solely for purposes of Section 4.2, Section 5.1, Section 5.2, Section 5.3 and Article VI, references herein to a “Party” or the “Parties” shall be deemed to include GL. Capitalized terms used and not otherwise defined in this Amendment have the meaning set forth in Article XIII of the Agreement (as defined below).

RECITALS:

WHEREAS, the Parties entered into that certain Business Combination Agreement, dated as of April 13, 2026 (as may be further amended, supplemented or otherwise modified from time to time in accordance with Section 12.8 thereof, the “Agreement”), pursuant to which, among other things, (i) Southern Merger Sub shall merge with and into Southern, with Southern surviving as a wholly-owned Subsidiary of the Company, and (ii) DevvStream Merger Sub shall merge with and into DevvStream (following the Domestication), with DevvStream surviving as a wholly-owned Subsidiary of the Company;

WHEREAS, the Parties desire to amend the definitions of “Southern Consideration Shares” and “DevvStream Consideration Shares” set forth in Section 13.1 of the Agreement, and the related consideration provisions set forth in Sections 1.2 and 1.3 of the Agreement, to adjust the pro forma ownership percentages of the Parties following the consummation of the Mergers;

WHEREAS, the Parties desire to amend or delete certain closing conditions set forth in Sections 10.1, 10.2 and 10.4 of the Agreement, and the related definitions set forth in Section 13.1 of the Agreement, as more particularly described herein;

WHEREAS, the Parties desire to amend the Agreement to remove the requirement that the Parties obtain clearance under the HSR Act in connection with the Transactions;

WHEREAS, the Parties desire to provide that, as a condition to the effectiveness of this Amendment and the consummation of the Transactions, the Company shall close on a $1,000,000 investment by GL (as defined below) in the Company through the Company’s warrant program;

WHEREAS, the Parties desire to provide that each of EEME and GL shall provide the post-Closing Funding Commitment (as defined below);

WHEREAS, Section 12.8 of the Agreement provides that the Agreement may be amended by mutual written agreement of the Company, DevvStream and Southern, provided that, after receipt of the approval by the Company Shareholders of the Company Resolutions or by the DevvStream Shareholders of the DevvStream Resolutions, if any such amendment shall, in accordance with applicable Law or the requirements of Nasdaq, require further approval of the Company Shareholders or the DevvStream Shareholders, the effectiveness of such amendment shall be subject to such approval;

WHEREAS, each of the Company Board and the DevvStream Board has approved this Amendment and the transactions contemplated hereby; and

WHEREAS, each Party has determined that it is in its best interests to enter into this Amendment on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the Parties hereby agree as follows:

ARTICLE I
DEFINITIONS

1.1 Definitions.

Capitalized terms used but not otherwise defined in this Amendment shall have the respective meanings ascribed to such terms in the Agreement, including in Section 13.1 thereof.

 1.2 Additional Definitions.

As used in this Amendment, the following terms shall have the following meanings:

(a)          “Funding Commitment” means the funding obligations of EEME and GL set forth in Section 5.3 of this Amendment.

(c)          “GL Investment” means the investment by GL of $1,000,000 in the Company through the Company’s warrant program.

(d)       “GL Investment Closing” means the closing of the GL Investment, including the execution and delivery of all agreements evidencing the GL Investment and the receipt by the Company of the GL Investment proceeds.

ARTICLE II
AMENDMENTS TO CONSIDERATION PROVISIONS

2.1 Amendment of Southern Consideration Shares.

The definition of “Southern Consideration Shares” set forth in Section 13.1 of the Agreement is hereby amended and restated in its entirety to read as follows:

“Southern Consideration Shares” means a number of fully-paid and non-assessable Company Common Shares equal to 28.75% of the aggregate number of Company Common Shares issued and outstanding immediately prior to the Effective Time.

2.2 Amendment of DevvStream Consideration Shares.

The definition of “DevvStream Consideration Shares” set forth in Section 13.1 of the Agreement is hereby amended and restated in its entirety to read as follows:

“DevvStream Consideration Shares” means an aggregate number of fully-paid and non-assessable Company Common Shares equal to 14.99% of the aggregate number of Company Common Shares issued and outstanding immediately prior to the Effective Time.

2.3 Confirmation of Company Pro Forma Ownership.

For the avoidance of doubt, following the amendments set forth in Sections 2.1 and 2.2 of this Amendment, the Company Common Shares issued and outstanding immediately following the Effective Time will be held approximately as follows: (a) by the holders of Company Common Shares issued and outstanding immediately prior to the Effective Time, approximately 69.57%; (b) by the former Southern Shareholders, in respect of the Southern Consideration Shares, approximately 20.00%; and (c) by the former DevvStream Shareholders, in respect of the DevvStream Consideration Shares, approximately 10.43%.

ARTICLE III
AMENDMENTS TO CLOSING CONDITIONS

3.1 Deletion of Minimum Southern Capitalization Condition.

Section 10.2(f) and Section 10.4(i) of the Agreement are hereby deleted in their entirety.

3.2 Deletion of Southern Bond Issuance Investment Bank Condition.

Section 10.2(e) (Southern Bond Issuance) and Section 10.4(e) (Southern Bond Issuance) of the Agreement are each hereby amended and restated in their entirety to read as follows:

“Southern Bond Issuance. Southern shall have been approved by the State of Louisiana to issue bonds in an aggregate principal amount of at least Four Hundred Million Dollars ($400,000,000) (the "Bond Offering"), and a press conference with, or press release by, officials from the State of Louisiana relating to such bond issuance shall have occurred or been issued.”

3.3 Deletion of Company Revenue and EBITDA Condition.

Section 10.4(h) (Company Revenue and EBITDA) of the Agreement is hereby deleted in its entirety.

3.4 Deletion of Nasdaq Sweden Condition.

(a)         The definition of “Stock Exchange Approvals” set forth in Section 13.1 of the Agreement is hereby amended and restated in its entirety to read as follows:

“Stock Exchange Approvals” means the conditional approval of Nasdaq to list the Company Common Shares to be issued as provided herein, subject only to customary listing conditions, including customary post-closing deliveries, and, if required by Nasdaq as a result of the Transactions constituting a change of control, the approval of Nasdaq of the Company’s initial listing application in connection with the Mergers.

(b)        Section 10.1(e) (Stock Exchange Listing) of the Agreement is hereby amended by deleting the words “of Nasdaq and Nasdaq Sweden, as applicable” and substituting therefor the words “of Nasdaq”. For the avoidance of doubt, the requirement that the Stock Exchange Approvals have been made, given or obtained remains in full force and effect.

3.5 Removal of HSR Act Requirements.

(a)         The definition of “Required Regulatory Approvals” set forth in Section 13.1 of the Agreement is hereby amended and restated in its entirety to read as follows:

“Required Regulatory Approvals” means the Stock Exchange Approval.

(b)         The definition of “HSR Act” set forth in Section 13.1 of the Agreement is hereby deleted in its entirety.

(c)        The Agreement is hereby amended by deleting each reference therein to the expiry, expiration, waiver or termination of any waiting period, including (i) in the definition of “Regulatory Approval” set forth in Section 13.1, the words “, or the expiry, waiver or termination of any waiting period imposed by Law or a Governmental Authority,”, (ii) in Section 10.1(d) (Regulatory Approvals), the words “(or the termination of any such waiting period has occurred)”, and (iii) in each Non-Contravention representation, the words “, and the waiting periods referred to therein having expired,”.

ARTICLE IV
REMAINING CONDITIONS

4.1 Satisfaction of Remaining Conditions.

Each Party hereby represents and warrants to the other Parties that, as of the date hereof, (a) all closing conditions set forth in Article X (Closing Conditions) of the Agreement (other than (i) those conditions deleted or amended pursuant to Article III of this Amendment, (ii) those conditions that by their nature are to be satisfied at the Closing, it being understood that such conditions shall remain subject to satisfaction or, if permissible, waiver at the Closing, and (iii) the condition set forth in Section 5.1 of this Amendment) have been satisfied or will be satisfied at or prior to the Closing, and (b) such Party is not aware of any fact, circumstance or condition that would reasonably be expected to prevent the satisfaction of any such remaining closing condition at or prior to the Closing.

4.2 Authority.

Each Party, EEME and GL hereby represents and warrants to each other signatory hereto that (a) it has all requisite corporate, limited liability company or other organizational power and authority to execute and deliver this Amendment and to perform its obligations hereunder, (b) the execution and delivery of this Amendment and the performance of its obligations hereunder have been duly authorized by all necessary corporate, limited liability company or other organizational action on its part, and (c) this Amendment has been duly executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors’ rights generally and to general principles of equity.

ARTICLE V
GL INVESTMENT CONDITION; POST-CLOSING FUNDING COVENANT

5.1 Concurrent Closing Condition.

As a condition to the effectiveness of this Amendment and as a condition to the obligation of each Party to consummate the Transactions, concurrently with the execution and delivery of this Amendment, the Company shall close the GL Investment.

5.2 Evidence of GL Investment Closing.

The Company shall deliver to each other Party, concurrently with the execution and delivery of this Amendment, evidence reasonably satisfactory to such Party that the GL Investment Closing has occurred, including (a) a copy of the executed warrant agreement or subscription agreement between the Company and GL evidencing the GL Investment and (b) evidence of the receipt by the Company of the GL Investment proceeds in the amount of $1,000,000.

5.3 Post-Closing Commitments.

From and after the Closing until the date that is three (3) months following the Closing Date (in the case of clause (x) below) and twelve (12) months following the Closing Date (in the case of clause (y) below) (as applicable, the “Funding Period”), each of EEME and GL shall (x) fund, or cause to be funded, to the Company cash proceeds in an aggregate amount of not less than $4,373,0001 plus the Shortfall Amount (as defined below) and (y) use commercially reasonable efforts to fund, or cause to be funded, to the Company cash proceeds in an additional aggregate amount of not less than $50,000,000, in the case of each of clauses (x) and (y) whether funded by EEME, GL or a combination thereof and whether through the Company’s warrant program or through any other financing arrangement mutually agreed between EEME or GL, as applicable, and the Company ((x) and (y) together, the “Funding Commitment”). For the avoidance of doubt, (a) no amount funded by EEME or GL to the Company at or prior to the Closing, including any amount funded as Plant Conversion Funding pursuant to Section 8.18 of the Agreement or the Term Sheet, shall be credited against or otherwise reduce the Funding Commitment, (b) any amounts funded by EEME and/or GL to the Company following the Closing pursuant to this Section 5.3 shall be aggregated for purposes of determining satisfaction of the Funding Commitment, and (c) the Funding Commitment is a condition to the effectiveness of this Amendment or to the obligation of any Party to consummate the Transactions. Notwithstanding Section 9.1 of the Agreement, the obligations of EEME and GL under this Section 5.3 shall survive the Closing and shall terminate upon the earlier to occur of (i) the funding of the applicable funding amount in the aggregate pursuant to this Section 5.3(x) or (y), as applicable, and (ii) the expiration of the applicable Funding Period (in the case of the Funding Commitment) or as described in Schedule 5.3(b) (in the case of the Additional Commitment (as defined below)).  The “Shortfall Amount” shall mean the amount by which $4,627,000 exceeds the sum of (m) any amounts set forth on Schedule 5.3(a) that the Company reasonably determines were not invested by EEME into Southern prior to the date of this Amendment (including, for the avoidance of doubt, amounts invested prior to the date of the Agreement) and (n) any amounts set forth on Schedule 5.3(a) that were so invested into Southern but that the Company reasonably determines were not utilized by Southern in the manner described in Schedule 5.3(a).  In addition, EEME and GL have agreed to the additional post-Closing commitment (the “Additional Commitment”) described in Schedule 5.3(b).

1 The amount represents $10,000,000 less the $1,000,000 funded on the date of this Amendment less the aggregate $4,627,000 of deployed funding amounts set forth on Schedule 5.3(a).

ARTICLE VI
MISCELLANEOUS

6.1 Effect on Agreement.

Except as expressly amended by this Amendment, all terms, conditions, covenants, representations, warranties and other provisions of the Agreement shall remain in full force and effect and are hereby ratified and confirmed by the Parties. In the event of any conflict or inconsistency between this Amendment and the Agreement, this Amendment shall control. From and after the date hereof, all references in the Agreement and the Ancillary Documents to “this Agreement,” “hereof,” “herein,” “hereunder” or words of similar import shall be deemed to refer to the Agreement as amended by this Amendment, unless the context otherwise requires.

6.2 Counterparts.

This Amendment may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page of this Amendment by facsimile or electronic means (including by electronic mail in portable document format (.pdf)) shall be effective as delivery of an original executed counterpart of this Amendment.

6.3 Governing Law; Jurisdiction.

This Amendment shall be governed by and construed in accordance with the internal laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of laws of any jurisdiction other than those of the State of Delaware. The provisions of Section 12.4 of the Agreement are hereby incorporated by reference, mutatis mutandis.

6.4 Waiver of Jury Trial.

EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AMENDMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION ARISING OUT OF OR RELATING TO THIS AMENDMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

The provisions of Section 12.5 of the Agreement are hereby incorporated by reference, mutatis mutandis.

6.5 Severability.

In the event that any provision of this Amendment or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Amendment will continue in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the Parties.

6.6 Entire Agreement.

This Amendment, together with the Agreement (as amended hereby) and the Ancillary Documents, constitutes the entire agreement among the Parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, both written and oral, among the Parties with respect to such subject matter.

6.7 Binding Effect; Assignment.

This Amendment shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns. No Party may assign any of its rights or obligations under this Amendment without the prior written consent of the other Parties.

6.8 No Recourse.

The provisions of Section 12.9 of the Agreement are hereby incorporated by reference, mutatis mutandis.

6.9 Notices.

The provisions of Section 12.1 of the Agreement are hereby incorporated by reference, mutatis mutandis. All notices to EEME and GL hereunder shall be delivered to Southern pursuant to Section 12.1 of the Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, each Party has caused this Amendment to be signed and delivered as of the date first written above.

XCF GLOBAL, INC.

By:
Name:	Christopher Cooper
Title:	Chief Executive Officer

DEVVSTREAM CORP.

By:
Name:	Sunny Trinh
Title:	Chief Executive Officer

SOUTHERN ENERGY RENEWABLES INC.

By:
Name:	Jay Patel
Title:	Chief Executive Officer

SOUTHERN MERGER SUB INC.

By:
Name:	Christopher Cooper
Title:	Chief Executive Officer

DEVVSTREAM MERGER SUB INC.

By:
Name:	Christopher Cooper
Title:	Chief Executive Officer

EEME ENERGY SPV I LLC
solely for purposes of Section 4.2, Section 5.3 and Article VI

By:
Name:
Title:

GL PART SPV I, LLC
solely for purposes of Section 4.2, Section 5.1, Section 5.2, Section 5.3 and Article VI

By:
Name:
Title: